Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the American Bar Association Members/State Street Collective Trust’s 2006 Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated February 28, 2007 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” and “Summary Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 9, 2007